Exhibit 99.1

FOR IMMEDIATE RELEASE

Metabolix, Inc. 21 Erie Street Cambridge, MA 02139 (617) 583-1700 www.metabolix.com

Investor Relations Contacts:	Media Contact
Anthony Gallo	Brian Ruby
ICR	ICR
(203) 682-8335	(203) 682-8200
ir@metabolix.com	Brian.ruby@icrinc.com

Metabolix Reports First Quarter Financial Results and Provides Business Update

Cambridge, Massachusetts, May 6, 2009. Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing clean, sustainable solutions for plastics, chemicals and energy, today reported financial results for the three months ended March 31, 2009.

The Company reported a net loss of $9.1 million or $0.40 per share for the first quarter of 2009 as compared to a net loss of $8.4 million or $0.37 per share for the first quarter of 2008.

The Company’s net cash used for operating activities during the first quarter of 2009 was $8.6 million, which compares to net cash used of $4.5 million for the comparable quarter in 2008. Unrestricted cash and short-term investments at March 31, 2009 totaled $82.3 million. The Company has no long-term debt.

FIRST QUARTER 2009 FINANCIAL OVERVIEW

Metabolix used $8.6 million of cash in operating activities for the first quarter 2009,

which compares to net cash used of $4.5 million for the comparable quarter in 2008.  Metabolix currently manages its finances with an emphasis on cash flow.  The increase in cash used for operating activities during the three months ended March 31, 2009 as compared to the respective period in 2008 was primarily due to the timing of quarterly support and pre-commercial cost sharing payments received from Archer Daniels Midland Company (ADM), in addition to a lower yield on investments and changes in working capital.  The Company expects its net cash used in operating activities to decrease from this level in the next two quarters as it receives quarterly support and pre-commercial cost-sharing payments from ADM, partially offset by costs to expand its operations in advance of the full commercialization of Mirel™ bioplastics and for the development of its longer term technology platforms.

The Company did not receive any quarterly support or pre-commercial cost-sharing payments from ADM during the first quarter of 2009.  During the first quarter of 2008 the Company received $2.5 million in payments from ADM.  These payments, when received, are recorded as long-term deferred revenue on the Company’s balance sheet.

Total revenue in the first quarter of 2009 was $0.3 million, which included revenue recognized from delivery of Mirel sample product (included in research and development revenue), license fee and royalties, and government research grants. This compared to $0.4 million in the same period of 2008.  The year-over-year decrease in quarterly revenue was primarily attributed to lower sample product revenue and lower grant revenue as a result of a decrease in billable activity related to the Strategic Environmental Research Development Program grant that expired in February 2009.

For the three months ended March 31, 2009, total operating expenses were $9.7 million as compared to $10.0 million for the comparable quarter in 2008.  The majority of the year-over-year decrease in quarterly expenses related to lower selling, general and administrative expenses as a result of reduced consulting and employee compensation expenses partially offset by increased spending on research and development. The increased research and development expense during the quarter was primarily due to the hiring of additional personnel needed to support the Company’s pre-commercial manufacturing processes for Mirel and microbial and plant research programs partially offset by lower pre-commercial manufacturing costs.

BUSINESS UPDATE

Construction of Commercial Manufacturing Facility

Metabolix is commercializing Mirel bioplastics through its joint venture with ADM known as Telles.  ADM is responsible for construction of the commercial manufacturing facility located in Clinton, Iowa. ADM recently completed a detailed review of the project, which was conducted to improve construction productivity and to better optimize remaining costs to bring the facility online.  Based on input from ADM, Metabolix is now anticipating mechanical completion of the initial phase of the Clinton facility in September through November and start of commercial production in December of 2009.   Rick Eno, Metabolix CEO, stated, “This quarter, our partner ADM made significant progress towards completion of the manufacturing facility for our first commercial product, Mirel bioplastics.   Demand remains very strong for the product, and the two new Vincotte certifications that we recently received validate the compostability of Mirel resins in both home and industrial composting facilities.   We look forward to being able to begin meeting the strong market need for this product by year-end.”

Conference Call Information

Richard Eno, the Company’s President and CEO, and Joseph Hill, CFO, will host a conference call on Wednesday, May 6, 2009, at 4:30 p.m. (Eastern Time) to discuss these results. To participate, dial toll-free 1-888-708-5678 or 1-913-981-5585 (international). The passcode is 4923032. The conference call will be webcast and can be accessed from the Company’s website at www.metabolix.com in the investor relations section.

To listen to a telephonic replay of the conference call, dial toll-free 1-888-203-1112 or 1-719-457-0820 for international callers and enter passcode 4923032. The replay will be available beginning at 7:30 p.m. (Eastern Time) on May 6, 2009 and will remain available through 11:59 PM (Eastern Time) on May 13, 2009. In addition, the webcast will be archived on the Company’s website in the investor relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel™, a family of high performance bioplastics which are biobased and biodegradable alternatives to many petroleum based plastics. Metabolix is also developing a proprietary platform technology for co-producing plastics, chemicals and energy, from crops such as switchgrass, oilseeds and sugarcane.

For more information, please visit www.metabolix.com. (MBLX-G)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding completion of construction on the commercial manufacturing facility, timing of commencement of commercial production of Mirel™ bioplastics, commercial viability of Mirel, the commercially produced Mirel material, future financial performance, and management’s strategy, plans and objectives for future operations, and research and development, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with:  the Company’s dependence on ADM for construction of the commercial manufacturing facility, ADM’s ability to complete construction of that facility on time and on budget, the ability of Metabolix and ADM to successfully manufacture Mirel at commercial scale and in a timely and economic manner, the Company’s ability to develop and successfully commercialize Mirel, market acceptance of Metabolix products, uncertainties regarding the success of the Company’s research and development activities, and other risks detailed in Metabolix’s filings with the Securities and Exchange Commission, including its 10-K for the year ended December 31, 2008, which was filed on March 12, 2009.  Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2009	2008
Revenue:
Research and development revenue	$6	$68
License fee and royalty revenue from related parties	25	35
Grant revenue	230	301
Total revenue	261	404

Operating expense:
Research and development expenses, including cost of revenue	6,008	5,934
Selling, general, and administrative expenses	3,714	4,097
Total operating expenses	9,722	10,031
Loss from operations	(9,461)	(9,627)

Other income (expense):
Interest income, net	352	1,179
Net loss	$(9,109)	$(8,448)

Net loss per share:
Basic and Diluted	$(0.40)	$(0.37)

Number of shares used in per share calculations:
Basic and Diluted	22,975,459	22,648,740

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(in thousands, except share and per share data)

	March 31,	December 31,
	2009	2008
Assets
Cash, cash equivalents and short-term investments	$82,257	$91,096
Other current assets	1,313	745
Restricted cash	593	593
Property and equipment, net	4,193	4,388
Other assets	124	124
Total assets	$88,480	$96,946

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$3,754	$4,445
Other current liabilities	240	165
Other long-term liabilities	766	805
Long-term deferred revenue	32,743	32,440
Total liabilities	37,503	37,855
Total stockholders’ equity	50,977	59,091
Total liabilities and stockholders’ equity	$88,480	$96,946

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

(in thousands)

	Three Months Ended
	March 31,
	2009	2008
Cash flows from operating activities
Net loss	$(9,109)	$(8,448)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	629	896
Charge for 401(k) company common stock match	160	142
Stock-based compensation	1,019	1,081
Gain on the sale of equipment	(70)	—
Changes in operating assets and liabilities:
Other operating assets and liabilities	(1,374)	(710)
Deferred revenue	119	2,575
Net cash used in operating activities	(8,626)	(4,464)

Cash flows from investing activities
Purchase of property and equipment	(137)	(379)
Proceeds from the sale of equipment	70	—
Purchase of short-term investments	(37,979)	(25,323)
Proceeds the from sale and maturity of short-term investments	33,853	42,977
Net cash provided by (used in) investing activities	(4,193)	17,275

Cash flows from financing activities
Proceeds from options and warrants exercised	20	158
Net cash provided by financing activities	20	158

Net increase (decrease) in cash and cash equivalents	(12,799)	12,969
Cash and cash equivalents at beginning of period	26,194	22,686
Cash and cash equivalents at end of period	$13,395	$35,655